SECOND AMENDMENT to the
AMENDED AND RESTATED TRANSFER AGENT SERVICING AGREEMENT

THIS Second Amendment is made and entered into as of this April 1, 2021 to the Amended and Restated Transfer Agent Agreement (the “Agreement”), dated as of January 30, 2018, by and between GPS FUNDS I (“GPS I”), GPS FUNDS II (“GPS II”), SAVOS INVESTMENT TRUST (“SAVOS” and together with GPS I, GPS II referred to as the “Trust”), each separately and not jointly, and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the funds list on Exhibit A of the Agreement and to update the fee schedule on Exhibit C of the Agreement; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written agreement executed by both parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties agree as follows:
1. Effective immediately, Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

2. Effective April 1, 2021, Exhibit C of the Agreement is hereby superseded and replaced in its entirety with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

Signatures on the following page

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GPS FUNDS I		GPS FUNDS II
By:	/s/ Patrick Young	By:	/s/ Patrick Young
Name:	Patrick Young	Name:	Patrick Young
Title:	Vice-President	Title:	Vice-President

SAVOY INVESTMENT TRUST		U.S. BANCORP FUND SERVICES, LLC
By:	/s/ Patrick Young	By:	/s/ Jeanine M. Bajczyk
Name:	Patrick Young	Name:	Jeanine M. Bajczyk
Title:	Vice-President	Title:	Sr. Vice President

Exhibit A to the Amended and Restated Transfer Agent Servicing Agreement

Separate Series of GPS Funds I

GuideMark Large Cap Core Fund
GuideMark Emerging Markets Fund
GuideMark Small/Mid Cap Core Fund
GuideMark World ex-US Fund
GuideMark Core Fixed Income Fund

Separate Series of GPS Fund II

GuidePath Growth Allocation Fund
GuidePath Conservative Allocation Fund
GuidePath Tactical Allocation Fund
GuidePath Absolute Return Allocation Fund
GuidePath Multi-Asset Income Allocation Fund
GuidePath Flexible Income Allocation Fund
GuidePath Managed Futures Strategy Fund
GuidePath Conservative Income Fund
GuidePath Income Fund
GuidePath Growth and Income Fund

Separate Series of Savos Investment Trust

Savos Dynamic Hedging Fund

Exhibit C to the
Transfer Agent Servicing Agreement

GPS Funds I & GPS Funds II & Savos** – Transfer Agent Services Fee Schedule – April 2021

Shareholder Account Fee (Subject to Minimum)
No-Load - $[ ] per account
Load Fund - $[ ] per account
Money Market - $[ ] per account
The per account fees will be charged monthly from inception.
Annual Minimum*
$[ ] per fund with one class
$[ ] first load or money market fund

Multiple Class Fee* - $[ ] annually for each new class beyond the first class (waived during the first [ ] months of operations and tiered as listed below for months [ ] through [ ]).

*Minimum annual fee of $[ ] per new fund is waived for each fund during the first [ ] months of operations. After the first [ ] months, the following tiered minimum annual fee schedule applies during months [ ] through [ ] of operations:

[ ] % of the minimum annual fee in months [ ], [ ] & [ ]
 [ ] % of the minimum annual fee in months [ ], [ ] & [ ]
 [ ] % of the minimum annual fee in months [ ], [ ] & [ ]
[ ] % of the minimum annual fee in month [ ] and beyond

Chief Compliance Officer Support Services:
$[ ] per GPS trust per year. $[ ] per Savos trust per year.

Implementation Charges:
First CUSIP: $[ ] /fund group (waived)
Subsequent CUSIPs: $[ ] /each additional CUSIP (waived)

Activity Charges:
Telephone Call - $[ ] per call
Manual Shareholder Transactions - $[ ] per event
Draft Check Processing - $[ ] per draft
Daily Valuation Trades - $[ ] per trade
ACH Shareholder Services:
   $[ ] per month per fund group
   $[ ] per ACH item, setup and/or change
   $[ ] per correction, reversal, return item

Charges Paid by Investors:
Shareholder accounts will be charged based upon the type of activity and type of account, including the following:
Qualified Plan Fees
$[ ] /qualified plan account or Coverdell ESA account (Cap at $[ ] /SSN)
$[ ] /transfer to successor trustee
$[ ] /participant distribution (Excluding SWPs)
$[ ] /refund of excess contribution
$[ ] /reconversion/recharacterization

Additional Shareholder Paid Fees
$[ ] /outgoing wire transfer or overnight delivery
$[ ] /telephone exchange
$[ ] /return check or ACH or stop payment
$[ ] /research request per account (Cap at $[ ] /request) (This fee applies to requests for statements older than the prior year)

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor confirms, tax, check printing and writing and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, omnibus conversions, travel, excess history, FATCA and other compliance mailings, electronic document archiving.

Additional Services
Additional services not included above shall be mutually agreed upon and documented on the Additional Services fee schedule
FAN Web shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost basis reporting, investor email services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, physical certificate processing, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), Fund Source, EConnect Delivery, Shareholder Call review analysis, statement support, Mutual Fund Profile II services, dealer/fund merger events, NAV reprocessing and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

File Transfer - $[ ] per month plus $[ ] /record

If the funds allow direct retail shareholder, the following schedule also applies:
–Additional [ ] basis point per year.
The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed
Fees are calculated pro rata and billed monthly.

** Each Trust is only liable for the fee amount that gets allocated by USBFS to each of their separate series of portfolios